UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 21, 2016

ASPEN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24786	04-2739697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Crosby Drive, Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2016, the board of directors and the compensation committee approved an Executive Bonus Plan for fiscal 2017 for our President and Chief Executive Officer and for certain other executives designated by the Company, including our Executive Vice President, Field Operations, our Senior Vice President and Chief Financial Officer, and our Senior Vice President and General Counsel, who are named executive officers.
The purpose of the fiscal 2017 plan is to motivate and reward performance for achieving the Company’s financial and operational objectives for fiscal 2017. Payments under each plan are based upon the achievement of predetermined annual corporate financial metrics consisting of target amounts for growth in license annual spend, non-GAAP corporate operating income and free cash flow. Each of the target amounts is established by the board and is weighted at 50%, 25% and 25% respectively for purposes of determining each participant’s bonus. In order for any bonus to be payable with respect to a target amount, we must achieve at least 70% of the target amount.
Performance against the corporate financial metrics will be evaluated mid-year and at year-end. Each participant has the potential for a mid-year payment, in an amount not to exceed 25% of the annual bonus target, based on performance against mid-year target amounts. The year-end payment is based on annual performance against the annual performance targets, less any payment received at mid-year.
Under the plan, the compensation committee of the board of directors may make a discretionary award to a participant in such amount as the compensation committee determines to be appropriate and in the best interests of our company.
A copy of the form of the Executive Bonus Plan for fiscal 2017 is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Aspen Technology, Inc. FY17 Executive Bonus Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: July 22, 2016	By:	/s/ Frederic G. Hammond
Frederic G. Hammond Senior Vice President and General Counsel